SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                               Amendment No. 1 to

                                    FORM U5S





                                  ANNUAL REPORT

                      For the Year Ended December 31, 1999




       Filed pursuant to the Public Utility Holding Company Act of 1935 by



                                  Cinergy Corp.
                             139 East Fourth Street
                             Cincinnati, Ohio 45202

       (Name and address of each registered holding company in the system)

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I (c)

The 1999 Form U5S is hereby being amended to include the required information for Cinergy Global Power (UK) Limited as of December 31, 1999. This information will be included in Exhibit J-1 and is being filed herewith pursuant to Rule 104(b).

Part II

The 1999 Form U5S is hereby being amended to include the audited financial statements for Foote Creek III, LLC and Cinergy Global Power (UK) Limited which were not available at the time of the original filing. Such financial statements are included in the exhibit listing below and are being filed herewith pursuant to Rule 104(b).

See the following exhibits:

     H Organizational chart showing the relationship of the various EWGs and FUCOs to other system companies.

     I-1 Financial Statements for EPR Ely Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-2 Financial Statements for Copperbelt for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-3 Financial Statements for EOS I for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-4 Financial Statements for EOS II for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-5 Financial Statements for Crisa for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-6 Financial Statements for Ascoy for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-7 Financial Statements for Narva for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-8 Financial Statements for Moravske Teplarny a.s. for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-9 Financial Statements for Plzenska Energetika s.r.o. for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-10 Financial  Statements for  Cinergetika for the year ended December 31,
          1999. (Filed pursuant to Rule 104(b).)

     I-11 Financial  Statements  for  Chropyne  for the year ended  December 31,
          1999. (Filed pursuant to Rule 104(b).)

     I-12 Financial Statements for Desebro for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-13 Financial  Statements  for  Semutang  for the year ended  December 31,
          1999. (Filed pursuant to Rule 104(b).)

     I-14 Financial  Statements  for Foote  Creek  III,  LLC for the year  ended
          December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-15 Financial Statements for Cinergy Global Power (UK) Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS

It has recently come to our attention that certain exhibits to Cinergy's 1999 Form U5S have not been received by the EDGAR filing system. We are hereby amending the previously filed Form U5S to resubmit such exhibits. The following exhibit listings have also been updated to include the audited financial statements for Foote Creek III, LLC and Cinergy Global Power (UK) Limited which were not available at the time of the original filing.

Consolidating Financial Statements, Schedules, and Notes

o Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-1 (page 72), in the Cinergy Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).

o Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-3 (page 72), in the CG&E Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).

o Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-4 (page 72), in the PSI Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).

o Financial Statements and Notes 1 through 19 to the Financial Statements are incorporated herein by reference, in Exhibit A-5 (page 72), in the ULH&P Annual Report on Form 10-K for 1999 (Item 8. Financial Statements and Supplementary Data).


Exhibits

The financial statements for certain of the direct and indirect subsidiaries of Global Resources (See "Item 1. System Companies and Investments Therein as of December 31, 1999" for a listing of Global Resources' subsidiaries) have been omitted. These financial statements concern companies who are either inactive or solely engaged in holding, directly or indirectly, Global Resources' investments in EWGs or FUCOs. The financial statements filed herein for Global Resources are designated as Exhibits F-8 through F-10 and I-1 through I-15.

     F-1  Consent of Independent Public Accountants.

     F-2  Consolidating Financial Statements of Cinergy for 1999.

     F-3  Consolidating Financial Statements of CG&E for 1999.

     F-4 Consolidating Financial Statements of Investments for 1999. (Filed pursuant to Rule 104(b).)

     F-5 Consolidating Financial Statements of Capital & Trading for 1999. (Filed pursuant to Rule 104(b).)

     F-6 Consolidating Financial Statements of Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-7 Consolidating Financial Statements of Cinergy Business Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-8 Consolidating Financial Statements of Global Resources for 1999. (Filed pursuant to Rule 104(b).)

     F-9 Consolidating Financial Statements of Cinergy Global Power for 1999. (Filed pursuant to Rule 104(b).)

     F-10 Consolidating  Financial  Statements of Cinergy Global Resources 1 BV.
          (Filed pursuant to Rule 104(b).)

     F-11 Financial  Statements  of Cadence  for 1999.  (Filed  pursuant to Rule
          104(b).)

     F-12 Financial  Statements of CinCap IV, LLC for 1999.  (Filed  pursuant to
          Rule 104(b).)

     F-13 Summary of Selected  Financial  Information  of  Trigen-Cinergy  Joint
          Ventures for 1999. (Filed pursuant to Rule 104(b).)

     F-14 Financial Statements of Reliant Services, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-15 Item 6. Part III - Supplemental Information Regarding Compensation and
          Security Ownership of Officers and Directors of System Companies.

     F-23 Financial  Statements  of CinCap V, LLC for 1999.  (Filed  pursuant to
          Rule 104(b).)

     F-24 Financial Statements of Lattice Communications, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-25 Financial Statements of Centrus, LLP for 1999. (Filed pursuant to Rule
          104(b).)

     H Organizational chart showing the relationship of EWGs and FUCOs to other system companies.

     I-1 Financial Statements of EPR Ely Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-2 Financial Statements of Copperbelt for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-3 Financial Statements of EOS I for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-4 Financial Statements of EOS II for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-5 Financial Statements of Crisa for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-6 Financial Statements of Ascoy for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-7 Financial Statements of Narva for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-8 Financial Statements of Teplarny for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-9 Financial Statements of Energetika for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-10 Financial  Statements of  Cinergetika  for the year ended December 31,
          1999. (Filed pursuant to Rule 104(b).)

     I-11 Financial Statements of Chropyne for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-12 Financial  Statements of Desebro for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-13 Financial Statements of Semutang for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-14 Financial  Statements  for Foote  Creek  III,  LLC for the year  ended
          December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-15 Financial Statements for Cinergy Global Power (UK) Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     J Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)

     J-1 Amended Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)

ITEM 10.  EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.


  EXHIBIT
DESIGNATION                         NATURE OF EXHIBIT

     A-1 *Annual Report of Cinergy on Form 10-K for the year ended December 31, 1999. (File No. 1-11377.)

     A-2 *2000 Proxy Statement and 1999 Financial Report for the year ended December 31, 1999. (File No. 1-11377.)

     A-3 *Annual Report of CG&E on Form 10-K for the year ended December 31, 1999. (File No. 1-1232.)

     A-4 *Annual Report of PSI on Form 10-K for the year ended December 31, 1999. (File No. 1-3543.)

     A-5 *Annual Report of ULH&P on Form 10-K for the year ended December 31, 1999. (File No. 2-7793.)

     B-1 *Certificate of Incorporation of Cinergy. (Exhibit to Cinergy's 1993 Form 10-K in File No. 1-11377.)

     B-2 *By-laws of Cinergy as amended October 15, 1998. (Exhibit to Cinergy's October 15, 1998, Form 8-K in File No. 1-11377.)

     B-3 *By-laws of Cinergy as amended April 21, 1999. (Exhibit to Cinergy's March 31, 1999, Form 10-Q in File No. 1-11377).

     B-4 *Amended Articles of Incorporation of CG&E effective October 23, 1996. (Exhibit to CG&E's September 30, 1996, Form 10-Q in File No. 1-1232.)

     B-5 *Regulations of CG&E as amended, adopted April 25, 1996. (Exhibit to CG&E's March 31, 1996, Form 10-Q, in File No. 1-1232.)

     B-6 *Amended Articles of Consolidation of PSI as amended April 20, 1995. (Exhibit to PSI's June 30, 1995, Form 10-Q in File No. 1-3543.)

     B-7 *Amendment to Article D of the Amended Articles of Consolidation of PSI effective July 10, 1997. (Exhibit to PSI's 1997 Form 10-K in File No. 1-3543.)

     B-8 *By-laws of PSI as amended December 17, 1996. (Exhibit to PSI's March 31, 1997, Form 10-Q in File No. 1-3543.)

     B-9 *Restated Articles of Incorporation of ULH&P made effective May 7, 1976. (Exhibit to ULH&P's Form 8-K, May 1976, in File No. 2-7793.)

     B-10 *By-laws of ULH&P as amended, adopted May 8, 1996. (Exhibit to ULH&P's
          March 31, 1996, Form 10-Q in File No. 2-7793.)

     B-11 *Amendment to Restated  Articles of  Incorporation  of ULH&P  (Article
          Third) and Amendment to the By-Laws of ULH&P (Article 1), both effective July 24, 1997. (Exhibit to ULH&P's Form 10-K in File No. 2-7793.)

     B-12 By-laws of ULH&P as amended, adopted May 26, 1999.

     B-13 *Certificate of Incorporation of Services.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-14 *By-laws  of  Services.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1996.)

     B-15 *Articles of  Incorporation  of Tri-State.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-16 *Regulations of Tri-State. (Exhibit to Cinergy's Form U5S filed May 1,
          1996.)

     B-17 Regulations of Tri-State as amended, adopted May 28, 1999.

     B-18 *Articles of Incorporation of Lawrenceburg. (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-19 *By-laws of Lawrenceburg.  (Exhibit to Cinergy's Form U5S filed May 1,
          1996.)

     B-20 By-laws of Lawrenceburg as amended, adopted May 28, 1999

     B-21 *Articles of  Incorporation  of West Harrison as amended.  (Exhibit to
          Cinergy's Form U5S filed May 1, 1996.)

     B-22 *By-laws of West Harrison. (Exhibit to Cinergy's Form U5S filed May 1,
          1996.)

     B-23 By-laws of West Harrison as amended, adopted May 28, 1999.

     B-24 *Articles of Incorporation of Miami as amended.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1996.)

     B-25 *By-laws of Miami. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-26 By-laws of Miami as amended, adopted May 28, 1999.

     B-27 *Articles of Incorporation  of KO Transmission.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1996.)

     B-28 *By-laws of KO Transmission.  (Exhibit to Cinergy's Form U5S filed May
          1, 1996.)

     B-29 By-laws of KO Transmission as amended, adopted May 28, 1999.

     B-30 *Articles  of  Incorporation  of  South   Construction.   (Exhibit  to
          Cinergy's Form U5S filed May 1, 1996.)

     B-31 *By-laws of South  Construction.  (Exhibit to Cinergy's Form U5S filed
          May 1, 1996.)

     B-32 *Certificate of  Incorporation  of Investments.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1996.)

     B-33 *By-laws of  Investments.  (Exhibit to Cinergy's Form U5S filed May 1,
          1996.)

     B-34 *Articles  of  Incorporation  of  Cinergy-Cadence,  Inc.  (Exhibit  to
          Cinergy's Form U5S filed May 1, 1996.)

     B-35 *Amended Articles of Incorporation of Cinergy-Cadence, Inc. (Exhibit to Cinergy's Form U5S file April 30, 1999.)

     B-36 *By-laws of Cinergy-Cadence, Inc. (Exhibit to Cinergy's Form U5S filed
          May 1, 1996.)

     B-37 *Certificate of Formation of Cadence. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-38 *Amended  Articles of Incorporation of Capital & Trading.  (Exhibit to
          Cinergy's Form U5S filed May 1, 1997.)

     B-39 *By-laws of Capital & Trading.  (Exhibit to  Cinergy's  Form U5S filed
          May 1, 1996.)

     B-40 Certificate of Formation of CinCap MVC OpCo, LLC.

     B-41 *Certificate  of  Formation  of CinCap IV, LLC.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1998.)

     B-42 *Certificate of Formation of CinCap V, LLC. (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-43 *Certificate  of  Formation  of CinCap VI, LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-44 *Certificate of Formation of CinCap VIII,  LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-45 *Certificate  of Formation of CinCap VII,  LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-46 Amended Agreement of Limited Liability Company of CinCap VII, LLC

     B-47 Certificate of Formation of Duke Energy Madison, LLC.

     B-48 Certificate of Formation of Duke Energy Vermillion, LLC.

     B-49 *Certificate of Formation of Westwood Operating Company, LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-50 *Certificate  of Formation  of CinPower I, LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-51 Amended Agreement of Limited Liability Agreement of CinPower I, LLC.

     B-52 *Amended Agreement of Limited Liability Company of ProEnergy. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)



     B-53 Certificate  of  Amendment  to  Certificate  of  Formation  of Cinergy
          Marketing & Trading, LLC. (The sole purpose of the amendment was to change Producers Energy Marketing, LLC's name to Cinergy Marketing & Trading, LLC.)

     B-54 Second  Amended  Agreement  of  Limited  Liability  Company of Cinergy
          Marketing & Trading LLC dated June 8, 1999.

     B-55 *Certificate of Incorporation of Communications. (Exhibit to Cinergy's
          Form U5S filed May 1, 1997.)

     B-56 *By-laws of  Communications.  (Exhibit to Cinergy's Form U5S filed May
          1, 1997.)

     B-57 Certificate of  Incorporation of Cinergy  Telecommunications  Networks
          Holdings, Inc.

     B-58 By-laws of Cinergy  Telecommunications  Networks  Holdings,  Inc. (The
          referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-59 Certificate of Formation of Lattice Communications, LLC. (Filed under cover of Form SE.)

     B-60 *Articles of Incorporation of Engineering.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1998.)

     B-61 *Regulations of Engineering.  (Exhibit to Cinergy's Form U5S filed May
          1, 1998.)

     B-62 *Certificate of Incorporation of Cinergy - Centrus,  Inc.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-63 *By laws of Cinergy - Centrus, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-64 *Partnership  Agreement of Centrus,  LLP. (The referenced agreement is with  one or more  unaffiliated  third  parties,  contains  sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-65 *Certificate  of  Incorporation  of Cinergy - Centrus  Communications,
          Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-66 *By-laws  of  Cinergy  -  Centrus  Communications,  Inc.  (Exhibit  to
          Cinergy's Form U5S filed April 30, 1999.)

     B-67 *Certificate of Incorporation of Cinergy  Resources,  Inc. (Exhibit to
          Cinergy's Form U5S filed May 1, 1996.)

     B-68 *By-laws of Cinergy Resources, Inc. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-69 *Certificate of Incorporation of Solutions. (Exhibit to Cinergy's Form
          U5S filed May 1, 1999.)


     B-70 *By-laws of  Solutions.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1998.)

     B-71 No information is being filed under the designation of Exhibit B-71.

     B-72 Certificate of Incorporation of 3036243 Nova Scotia Company. (Filed under cover of Form SE.)

     B-73 Limited  Liability  Company  Agreement  of Cinergy  Solutions  Limited
          Partnership. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-74 *Certificate of  Incorporation  of Cinergy  Business  Solutions,  Inc.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-75 *By-laws of Cinergy  Business  Solutions,  Inc.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-76 Amendment of Articles of Rose Technology Group Limited. (Filed under cover of Form SE.)

     B-77 *Articles of Incorporation of Cinergy Customer Care, Inc.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-78 *By-laws of Cinergy Customer Care, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-79 Certificate of Formation of Cinergy EPCOM, LLC.

     B-80 Certificate of Formation of Cinergy EPCOM College Park, LLC.

     B-81 Certificate of Incorporation of Cinergy Solutions of Golden, Inc.

     B-82 *Certificate of  Incorporation of Cinergy  Solutions of Tuscola,  Inc.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-84 *By-laws of Cinergy  Solutions of Tuscola,  Inc. (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-83 *Certificate of Formation of Energy Equipment Leasing LLC. (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-84 *Certificate  of  Formation of  Trigen-Cinergy.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1998.)

     B-85 Certificate  of Formation of  Trigen-Cinergy  Solutions of  Ashtabula,
          LLC.

     B-86 *Limited  Liability Company  Agreement of Trigen-Cinergy  Solutions of
          Baltimore LLC. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-87 *Certificate of Formation of  Trigen-Cinergy  Solutions of Boca Raton,
          LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-88 *Articles of Organization of  Trigen-Cinergy  Cincinnati.  (Exhibit to
          Cinergy's Form U5S filed May 1, 1998.)

     B-89 Certificate of Formation of Trigen-Cinergy  Solutions of College Park,
          LLC.

     B-90 Certificate of Formation of Trigen-Cinergy Solutions of Danville, LLC.

     B-91 *Certificate  of Formation  of  Trigen-Cinergy  Illinois.  (Exhibit to
          Cinergy's Form U5S filed May 1, 1998.)

     B-92 Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC.

     B-93 *Certificate of Formation of Trigen-Cinergy  Solutions of Orlando LLC.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-94 Certificate of Formation of  Trigen-Cinergy  Solutions of Owings Mills
          LLC.

     B-95 Certificate of Formation of  Trigen-Cinergy  Solutions of Owings Mills
          Energy Equipment Leasing, LLC.

     B-96 Certificate of Formation of Trigen-Cinergy Solutions of Rochester LLC.

     B-97 Certificate of Amendment of  Trigen-Cinergy  Solutions of Silver Grove
          LLC. (Filed under cover of Form SE.)

     B-98 Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC. (Filed under cover of Form SE.)

     B-99 *Limited  Liability Company  Agreement of Trigen-Cinergy  Solutions of
          St. Paul LLC. (The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-100*Certificate  of  Formation  of  Trigen-Cinergy  Solutions of Tuscola,
          LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-101*Certificate  of  Incorporation   of  Cinergy  Supply  Network,   Inc.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-102*By-laws of Cinergy Supply  Network,  Inc.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-103*Articles  of  Organization  of Reliant  Services,  LLC.  (Exhibit  to
          Cinergy's Form U5S filed April 30, 1999.)

     B-104*Articles of Incorporation  of Technology.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-105*By-laws of  Technology.  (Exhibit to Cinergy's  Form U5S filed May 1,
          1996.)

     B-106*Amended Articles of Incorporation of Enertech.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1997.)

     B-107*Regulations of Enertech.  (Exhibit to Cinergy's Form U5S filed May 1,
          1996.)

     B-108*Certificate  of  Incorporation  of  Global  Resources.   (Exhibit  to
          Cinergy's Form U5S filed April 30, 1999.)

     B-109*By-laws of Global  Resources.  (Exhibit to  Cinergy's  Form U5S filed
          April 30, 1999.)

     B-110*Certificate  of  Incorporation  of Global  Power.  (Formerly  Cinergy
          Investments MPI, Inc.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-111*By-laws of Global Power.  (Exhibit to Cinergy's Form U5S filed May 1,
          1998.)

     B-112*Certificate of Incorporation of Cinergy Global Ely, Inc.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-113*By-laws of Cinergy Global Ely, Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-114*Articles  of  Association  of EPR  Ely  Power  Limited.  (Exhibit  to
          Cinergy's Form U5S filed April 30, 1999.)

     B-115*Articles of  Association  of EPR Ely  Limited.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-116 Articles of Association of Ely Power Limited.

     B-117 Articles of Association of Anglian Straw Limited.

     B-118 Certificate of Incorporation of Cinergy Global Foote Creek, Inc.

     B-119 By-laws of Cinergy Global Foote Creek, Inc.

     B-120Certificate of Formation of Foote Creek III, LLC. (Filed under cover of Form SE.)

     B-121 Certificate of Incorporation of Cinergy Global Foote Creek II, Inc.

     B-122 By-laws of Cinergy Global Foote Creek II, Inc.

     B-123Certificate of Formation of Foote Creek II, LLC. (Filed under cover of Form SE.)

     B-124*Articles of Association  of Cinergy  Global Power  Services  Limited.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-125*Articles of Association of Cinergy Global Power Limited.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-126*Articles of Association  of MPI  International  Limited.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-127*Certificate  of  Incorporation  on name  change of MPI  International
          Limited. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-128*Articles  of  Association  of  Cinergy  Global  Power  (UK)  Limited.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-129 Articles of Association of Cinergy Global Trading Limited.

     B-130*Certificate  of  Incorporation  of Cinergy Global San Gorgonio,  Inc.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-131*By-laws of Cinergy  Global San Gorgonio,  Inc.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-132*Certificate of Formation of San Gorgonio Westwinds II, LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-133*Certificate  of  Incorporation  of  Cinergy  Global  Holdings,   Inc.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-134*By-laws of Cinergy Global Holdings,  Inc.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-135*Articles  of  Association  of  Cinergy  Holdings  B.V.   (Exhibit  to
          Cinergy's Form U5S filed April 30, 1999.)

     B-136*Articles of Association of Cinergy Zambia B.V.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-137*Articles of  Association  of  Copperbelt.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.) B-138 *Articles of Association of Cinergy Turbines B.V. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-139*Certificate  of  Incorporation  of EOS I. (Exhibit to Cinergy's  Form
          U5S filed April 30, 1999.)

     B-140*Certificate  of  Incorporation  of EOS II. (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-141*Articles of Association  of Cinergy Hydro B.V.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-142*Articles of Association of Crisa. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-143 Certificate of Incorporation of Cinergy Global Power Iberia, S.A.

     B-144 Articles of Association of Cinergy Global Power Iberia, S.A.

     B-145 Certificate of Incorporation of Escambeo, S.L.

     B-146 Articles of Association of Escambeo, S.L.

     B-147 Certificate of Incorporation of Parque Eolico de Ascoy, S.A.

     B-148 Articles of Association of Parque Eolico de Ascoy, S.A.

     B-149 Certificate of Incorportion of Ventoabrego, S.L.

     B-150 Articles of Association of Ventoabrego, S.L.

     B-151*Articles of Association of Vendresse  Limited.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-152*Articles of Association of Cinergy 1 B.V.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-153*Statement of Incorporation  of Startekor.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-154*Statement of Incorporation of Narva. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-155*Articles of Association of Cinergy Global Resources 1 B.V. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-156*Extract  from the  Companies  Register  for  Moravske  Teplarny  a.s.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-157*Extract from the Companies  Register for Plzenska  Energetika  s.r.o.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-158*Articles of Association of Cinergy Global Resources a.s.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-159Articles of Association of Cinergetika U/L a.s. (Filed under cover of Form SE.)

     B-160Articles of Association of Energetika Chropyne a.s. (Filed under cover of Form SE.)

     B-161Articles of Association of Teplarna Otrokovice a.s. (Filed under cover of Form SE.)

     B-162*Articles of Association of Cinergy 2 B.V.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-163*Certificate of Incorporation  of Desebro.  (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-164 Certificate of Incorporation of Northeolic Pico Gallo, S.L.

     B-165 Articles of Association of Northeolic Pico Gallo, S.L.

     B-166 Certificate of Incorporation of Desarrollos Eolico El Aguila, S.A.

     B-167 Articles of Association of Desarrollos Eolico El Aguila, S.A.

     B-168 Certificate of Incorporation of Sinergia Aragonesa, S.L.

     B-169 Articles of Association of Sinergia Aragonesa, S.L.

     B-170 Deed of Incorporation of Cinergy Global Baghabari I B.V.

     B-171 Certificate of Incorporation of Cinergy Global Baghabari I B.V.

     B-172 Certificate of Incorporation of Baghabari Power Company Limited.

     B-173Articles of Association of Baghabari Power Company Limited. (Filed under cover of Form SE.)

     B-174 Deed of Incorporation of Cinergy Global Baghabari II B.V.

     B-175 Certificate of Incorporation of Cinergy Global Baghabari II B.V.

     B-176 Deed of Incorporation of Cinergy Global 3 B.V.

     B-177 Certificate of Incorporation of Cinergy Global 3 B.V.

     B-178 Deed of Incorporation of Cinergy Global 4 B.V.

     B-179 Certificate of Incorporation of Cinergy Global 4 B.V.

     B-180*Memorandum of Association of Cinergy Global (Cayman)  Holdings,  Inc.
          (formerly Cinergy MPI III, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-181*Articles of  Association of Cinergy Global  (Cayman)  Holdings,  Inc.
          (formerly Cinergy MPI III, Inc.). (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-182*Memorandum of Association  of Cinergy  Global  Hydrocarbons  Pakistan
          (formerly Cinergy MPI I, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-183*Articles of  Association  of Cinergy  Global  Hydrocarbons  Pakistan.
          (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-184*Memorandum of  Association  of Cinergy  Global Tsavo Power  (formerly
          Cinergy MPI II, Inc.). (Memorandums of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-185*Articles  of  Association  of Cinergy  Global  Tsavo Power  (formerly
          Cinergy MPI II, Inc.). (Articles of Association of Cinergy MPI II, Inc. through Cinergy MPI XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-186*Articles of Association of Semutang. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-187 No information is being filed under the designation of Exhibit B-187.

     B-188*Certificate  of  Incorporation  of Cinergy UK.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1997.)

     B-189*By-laws of Cinergy UK.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1997.)

     B-190 By-laws of Cinergy UK as amended, July 15, 1999.

     B-191*Articles of  Incorporation  of Argentina.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-192*By-laws of  Argentina.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1996.)

     B-193*Articles of  Incorporation  of Costanera.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-194*By-laws of  Costanera.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1996.)

     B-195*Articles of Incorporation of PSI Energy  Argentina,  Inc. (Exhibit to
          Cinergy's Form U5S filed May 1, 1996.)

     B-196*By-laws of PSI Energy Argentina, Inc. (Exhibit to Cinergy's Form U5S filed May 1, 1996.)

     B-197 Memorandum of Association of Anglian Straw Limited.

     B-198Certificate of Incorporation of Ely Power Limited. (Filed under cover of Form SE.)

     C-1 *Original Indenture (First Mortgage Bonds) dated September 1, 1939, between PSI and The First National Bank of Chicago, as Trustee (Exhibit A-Part 3 in File No. 70-258), and LaSalle National Bank as successor Trustee (Supplemental Indenture dated March 30, 1984).

     C-2  *Twenty-fifth   Supplemental  Indenture  between  PSI  and  The  First
          National Bank of Chicago dated September 1, 1978. (Exhibit to File No. 2-62543.)

     C-3  *Thirty-fifth   Supplemental  Indenture  between  PSI  and  The  First
          National Bank of Chicago dated March 30, 1984. (Exhibit to PSI's 1984 Form 10-K in File No. 1-3543.)

     C-4 *Forty-second Supplemental Indenture between PSI and LaSalle National Bank dated August 1, 1988. (Exhibit to PSI's 1988 Form 10-K in File No. 1-3543.)

     C-5 *Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank dated March 15, 1990. (Exhibit to PSI's 1990 Form 10-K in File No. 1-3543.)

     C-6 *Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank dated March 15, 1990. (Exhibit to PSI's 1990 Form 10-K in File No. 1-3543.)

     C-7 *Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank dated June 1, 1990. (Exhibit to PSI's 1991 Form 10-K in File No. 1-3543.)

     C-8 *Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank dated July 15, 1991. (Exhibit to PSI's 1991 Form 10-K in File No. 1-3543.)

     C-9 *Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank dated July 15, 1992. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

     C-10 *Forty-ninth  Supplemental  Indenture between PSI and LaSalle National
          Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

     C-11 *Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File No. 1-3543.)

     C-12 *Fifty-first  Supplemental  Indenture between PSI and LaSalle National
          Bank dated February 1, 1994. (Exhibit to PSI's 1993 Form 10-K in File No. 1-3543.)

     C-13 *Fifty-second  Supplemental Indenture between PSI and LaSalle National
          Bank dated April 30, 1999. (Exhibit to PSI's March 31, 1999, Form 10-Q in File No. 1-3543.)

     C-14 *Indenture (Secured Medium-term Notes, Series A), dated July 15, 1991, between PSI and LaSalle National Bank, as Trustee. (Exhibit to PSI's Form 10-K/A, Amendment No. 2, dated July 15, 1993, in File No. 1-3543.)

     C-15 *Indenture (Secured Medium-term Notes, Series B), dated July 15, 1992, between PSI and LaSalle National Bank, as Trustee. (Exhibit to PSI's Form 10-K/A, Amendment No. 2, dated July 15, 1993, in File No. 1-3543.)

     C-16 *Loan Agreement between PSI and the City of Princeton, Indiana dated as of November 7, 1996. (Exhibit to PSI's September 30, 1996, Form 10-Q in File No. 1-3543.)

     C-17 *Loan Agreement between PSI and the City of Princeton, Indiana dated as of February 1, 1997. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-18 *Indenture  dated  November 15, 1996,  between PSI and The Fifth Third
          Bank, as Trustee. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-19 *First  Supplemental  Indenture  (6.35% due 2006) dated  November  15,
          1996, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-20 *Third Supplemental Indenture dated as of March 15, 1998, between PSI and the Fifth Third Bank, as Trustee. (Exhibit to PSI's 1997 Form 10-K in File No. 1-3543.)

     C21 *Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

     C-22 *Fifth  Supplemental  Indenture dated as of December 15, 1998, between
          PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's 1998 form 10-K in File No. 1-3543.)

     C-23 *Sixth Supplemental Indenture dated as of April 30, 1999, between PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's March 31, 1999, Form 10-Q in File No. 1-3543.)

     C-24 *Seventh Supplemental  Indenture dated as of October 20, 1999, between
          PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI's September 30, 1999, Form 10-Q in File No. 1-3543.)

     C-25 *Unsecured Promissory Note dated as of October 14, 1998, between PSI and the Rural Utilities Service. (Exhibit to PSI's 1998 Form 10-K in File No. 1-3543.)

     C-26 *Loan  Agreement  between  PSI  and  the  Indiana  Department  Finance
          Authority dated as of July 15, 1998. (Exhibit to PSI's June 30, 1998, Form 10-Q in File No. 1-3543.)

     C-27 *Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New York (as successor Trustee) dated as of August 1, 1936. (Exhibit to CG&E's Registration Statement No. 2-2374.)

     C-28 *Fourteenth  Supplemental  Indenture  between CG&E and The Bank of New
          York dated as of November 2, 1972. (Exhibit to CG&E's Registration Statement No. 2-60961.)

     C-29 *Thirty-third  Supplemental Indenture between CG&E and The Bank of New
          York dated as of September 1, 1992. (Exhibit to CG&E's Registration Statement No. 33-53578.)

     C-30 *Thirty-fourth Supplemental Indenture between CG&E and The Bank of New
          York dated as of October 1, 1993. (Exhibit to CG&E's September 30, 1993, Form 10-Q in File No. 1-1232.)

     C-31 *Thirty-fifth  Supplemental Indenture between CG&E and The Bank of New
          York dated as of January 1, 1994. (Exhibit to CG&E's Registration Statement No. 33-52335.)

     C-32 *Thirty-sixth  Supplemental Indenture between CG&E and The Bank of New
          York dated as of February 15, 1994. (Exhibit to CG&E's Registration Statement No. 33-52335.)

     C-33 *Thirty-seventh  Supplemental  Indenture  between CG&E and The Bank of
          New York dated as of October 4, 1996. (Exhibit to Cinergy's 1996 Form 10-K in File No. 1-11377.)

     C-34 *Loan Agreement between CG&E and County of Boone, Kentucky dated as of
          February  1,  1985.  (Exhibit  to  CG&E's  1984  Form 10-K in File No.
          1-1232.)

     C-35 *Repayment  Agreement  between  CG&E and The  Dayton  Power  and Light
          Company dated as of December 23, 1992. (Exhibit to CG&E's 1992 Form 10-K in File No. 1-1232.)

     C-36 *Loan Agreement between CG&E and County of Boone, Kentucky dated as of
          January  1,  1994.  (Exhibit  to  CG&E's  1993  Form  10-K in File No.
          1-1232.)

     C-37 *Loan Agreement between CG&E and State of Ohio Air Quality Development
          Authority dated as of December 1, 1985. (Exhibit to CG&E's 1985 Form 10-K in File No. 1-1232.)

     C-38 *Loan Agreement between CG&E and State of Ohio Air Quality Development
          Authority dated as of December 1, 1985. (Exhibit to CG&E's 1985 Form 10-K in File No. 1-1232.)

     C-39 *Loan  Agreement  between  CG&E  and the  State  of Ohio  Air  Quality
          Development Authority dated as of September 13, 1995. (Exhibit to CG&E's September 30, 1995, Form 10-Q in File No. 1-1232.)

     C-40 *Loan  Agreement  between  CG&E  and the  State  of Ohio  Air  Quality
          Development Authority dated as of September 13, 1995. (Exhibit to CG&E's September 30, 1995, Form 10-Q in File No. 1-1232.)

     C-41 *Loan  Agreement  between  CG&E and  State of Ohio  Water  Development
          Authority dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

     C-42 *Loan Agreement between CG&E and State of Ohio Air Quality Development
          Authority dated as of January 1, 1994. (Exhibit to CG&E's 1993 Form 10-K in File No. 1-1232.)

     C-43 *Original  Indenture  (Unsecured Debt Securities) between CG&E and The
          Fifth Third Bank dated as of May 15, 1995. (Exhibit to CG&E's Form 8-A dated July 24, 1995, in File No. 1-1232.)

     C-44 *First Supplemental Indenture between CG&E and The Fifth Third Bank dated as of June 1, 1995. (Exhibit to CG&E's June 30, 1995, Form 10-Q in File No. 1-1232.)

     C-45 *Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as of June 30, 1995. (Exhibit to CG&E's Form 8-A dated July 24, 1995, in File No. 1-1232.)

     C-46 *Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as of October 9, 1997. (Exhibit to CG&E's September 30, 1997, Form 10-Q in File No. 1-1232.)

     C-47 *Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of April 1, 1998. (Exhibit to CG&E's March 31, 1998, Form 10-Q in File No. 1-1232.)

     C-48 *Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of June 9, 1998. (Exhibit to CG&E's June 30, 1998, Form 10-Q in File No. 1-1232.)

     C-49 *Original Indenture (First Mortgage Bonds) between ULH&P and The Bank of New York dated as of February 1, 1949. (Exhibit to ULH&P's Registration Statement No. 2-7793.)

     C-50 *Fifth Supplemental Indenture between ULH&P and The Bank of New York dated as of January 1, 1967. (Exhibit to CG&E's Registration Statement No. 2-60961.)

     C-51 *Thirteenth  Supplemental  Indenture between ULH&P and The Bank of New
          York dated as of August 1, 1992. (Exhibit to ULH&P's 1992 Form 10-K in File No. 2-7793.)

     C-52 *Original Indenture  (Unsecured Debt Securities) between ULH&P and The
          Fifth Third Bank dated as of July 1, 1995. (Exhibit to ULH&P's June 30, 1995, Form 10-Q in File No. 2-7793.)

     C-53 *First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of July 15, 1995. (Exhibit to ULH&P's June 30, 1995, Form 10-Q in File No. 2-7793.)

     C-54 *Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of April 30, 1998. (Exhibit to ULH&P's March 31, 1998 Form 10-Q in File No. 2-7793.)

     C-55 *Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of December 8, 1998. (Exhibit to ULH&P's 1998 Form 10-K in File No. 2-7793.)

     C-56 *Fourth Supplemental Indenture between ULH&P and The Fifth Third Bank dated as of September 17, 1999. (Exhibit to ULH&P's September 30, 1999, Form 10-Q in File No. 2-7793.)

     C-57 *Base Indenture dated as of October 15, 1998, between Global Resources and The Fifth Third Bank as Trustee. (Exhibit to Cinergy's September 30, 1998, Form 10-Q in File No. 1-11377.)

     C-58 *First  Supplemental  Indenture dated as of October 15, 1998,  between
          Cinergy and The Fifth Third Bank as Trustee. (Exhibit to Cinergy's September 30, 1998, Form 10-Q in File No. 1-11377.)

     C-59 *Indenture  dated as of December  16,  1998,  between  Cinergy and The
          Fifth Third Bank. (Exhibit to Cinergy's 1998 Form 10-K in File No. 1-11377.)

     C-60 *Indenture  dated as of April 15, 1999,  between Cinergy and The Fifth
          Third Bank. (Exhibit to Cinergy's March 31, 1999, Form 10-Q in File No. 1-11377.)

     C-61 *Agreement for Purchase and Sale of Assets, dated March 31, 1994, by and between Columbia Gas as Seller and KO Transmission as Buyer. (Exhibit to Cinergy's Form U5B filed January 23, 1995.)

     C-62 *Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and between Columbia Gas as Seller and KO Transmission as Buyer. (Exhibit to Cinergy's Form U5B filed January 23, 1995.)

     D-1 *Agreement between Cinergy and subsidiary companies for filing consolidated income tax returns and for allocation of consolidated income tax liabilities and benefits. (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

     D-2 Schedule detailing reallocation of 1998 taxes in accordance with agreement filed as Exhibit D-1 (Filed pursuant to Rule 104(b).)

     F-1  Consent of Independent Public Accountants.

     F-2  Consolidating Financial Statements of Cinergy for 1999.

     F-3  Consolidating Financial Statements of CG&E for 1999.

     F-4 Consolidating Financial Statements of Investments for 1999. (Filed pursuant to Rule 104(b).)

     F-5 Consolidating Financial Statements of Capital & Trading for 1999. (Filed pursuant to Rule 104(b).)

     F-6 Consolidating Financial Statements of Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-7 Consolidating Financial Statements of Cinergy Business Solutions for 1999. (Filed pursuant to Rule 104(b).)

     F-8 Consolidating Financial Statements of Global Resources for 1999. (Filed pursuant to Rule 104(b).)

     F-9 Consolidating Financial Statements of Global Power for 1999. (Filed pursuant to Rule 104(b).)

     F-10 Consolidating  Financial Statements of Cinergy Global Resources 1 B.V.
          (Filed pursuant to Rule 104(b).)

     F-11 Financial  Statements  of Cadence  for 1999.  (Filed  pursuant to Rule
          104(b).)

     F-12 Financial  Statements of CinCap IV, LLC for 1999.  (Filed  pursuant to
          Rule 104(b).)

     F-13 Summary of Selected  Financial  Information  of  Trigen-Cinergy  Joint
          Ventures for 1999. (Filed pursuant to Rule 104(b).)

     F-14 Financial Statements of Reliant Services, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-15 Item 6. Part III - Supplemental Information Regarding Compensation and
          Security Ownership of Officers and Directors of System Companies.

     F-16 Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form Nos. 1 and 2 of CG&E. (Filed under cover of Form SE.)

     F-17 Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form No. 1 of PSI. (Filed under cover of Form SE.)

     F-18 Classified plant accounts and related depreciation or amortization reserve schedules included in the FERC Form Nos. 1 and 2 of ULH&P. (Filed under cover of Form SE.)

     F-19 Classified plant accounts and related depreciation or amortization reserve schedules included in the Annual Report of West Harrison to the Indiana Utility Regulatory Commission (IURC). (Filed under cover of Form SE.)

     F-20 Classified plant accounts and related depreciation or amortization reserve schedules included in the Annual Report of Lawrenceburg to the IURC. (Filed under cover of Form SE.)

     F-21 The FERC Form No. 2A for KO  Transmission.  (Filed under cover of Form
          SE.)

     F-22 The  Annual  Report  on  Trigen-Cinergy  Solutions  LLC to the  Public
          Utilities Commission of Ohio. (Filed under the cover of Form SE).

     F-23 Financial  Statements  of CinCap V, LLC for 1999.  (Filed  pursuant to
          Rule 104(b).)

     F-24 Financial Statements of Lattice Communications, LLC for 1999. (Filed pursuant to Rule 104(b).)

     F-25 Financial Statements of Centrus, LLP for 1999. (Filed pursuant to Rule
          104(b).)

     G Financial Data Schedules for Cinergy and subsidiaries. (Included in electronic submission only.)

     H Organizational chart showing the relationship of EWGs and FUCOs to other system companies.

     I-1 Financial Statements of EPR Ely Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-2 Financial Statements of Copperbelt for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-3 Financial Statements of EOS I for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-4 Financial Statements of EOS II for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-5 Financial Statements of Crisa for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-6 Financial Statements of Ascoy for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-7 Financial Statements of Narva for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-8 Financial Statements of Teplarny for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-9 Financial Statements of Energetika for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-10 Financial  Statements of  Cinergetika  for the year ended December 31,
          1999. (Filed pursuant to Rule 104(b).)

     I-11 Financial Statements of Chropyne for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-12 Financial  Statements of Desebro for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-13 Financial Statements of Semutang for the year ended December 31, 1999.
          (Filed pursuant to Rule 104(b).)

     I-14 Financial  Statements  for Foote  Creek  III,  LLC for the year  ended
          December 31, 1999. (Filed pursuant to Rule 104(b).)

     I-15 Financial Statements for Cinergy Global Power (UK) Limited for the year ended December 31, 1999. (Filed pursuant to Rule 104(b).)

     J Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)

     J-1 Amended Response to Item 9, Part I (c) for all EWGs and FUCOs. (Filed pursuant to Rule 104(b).)

                                    SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                                                CINERGY CORP.



                                 By: /s/Bernard F. Roberts
                                     ---------------------------------------

                                               Bernard F. Roberts
                                         Vice President and Comptroller



Date:  October 19, 2000